Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.8 million, or $0.91 per share, for the three-month period ended December 31, 2022 and $5.3 million, or $1.74 per share, for the six month period ended December 31, 2022.
●	An annualized return on average equity of 21.01% and return on average assets of 1.06% for the six- month period ended December 31, 2022.
●	Total loans increased by $53.1 million, or an annualized 17.4%, for the six-month period ended December 31, 2022.
●	Non-performing loans to total loans remained at a record low of 0.01% at December 31, 2022.
●	Total deposits increased by $19.6 million, or an annualized 4.4%, for the six-month period ended December 31, 2022.

Minerva, Ohio — January 25, 2023 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.8 million for the second quarter of fiscal year 2023, a decrease of $353 thousand, or 11.2%, from the same period last year. Earnings per share for the second quarter of fiscal year 2023 were $0.91 compared to $1.04 for the same period last year. Net income for the three months ended December 31, 2022 was positively impacted by a $231 thousand, or 2.7%, increase in net interest income from the same prior year period, which was offset by a $671 thousand increase in other expenses from the same prior year period.

Net income was $5.3 million, or $1.74 per share, for the six months ended December 31, 2022 compared to $5.8 million, or $1.92 per share, for the six months ended December 31, 2021. The annualized return on average equity was 21.01% and the annualized return on average assets was 1.06% for the six-month period ended December 31, 2022.

“Commercial and consumer loan demand remained strong during the current rising rate environment resulting in fiscal year-to-date bank-originated portfolio loan production of $118.7 million, a 15.6% increase over the same year ago period. While this production fueled the bank’s 17.4% annualized growth in loan balances, the resulting 10.9% increase in interest income was partially offset by increased funding costs, a result of an increasingly competitive deposit market. Increased competition for new deposits coupled with existing depositors capitalizing on money market and certificate of deposit rates that have not been seen in years, resulted in a 35-basis point increase in the cost of funds for the six-month period ended December 31, 2022 compared with the same year ago period,” said Ralph J. Lober II, President and Chief Executive Officer. “Inflation and market rates have also impacted noninterest income and expenses. Through December 31, 2022, fiscal year-to-date mortgage loan volume and gains from mortgage sales decreased 44% and 64%, respectively from the same period last year while increases in salary and benefits and other operating costs contributed to an 8.0% increase in other expenses,” he continued.

Quarterly Operating Results Overview

Net income was $2.8 million, or $0.91 per share, for the three months ended December 31, 2022, compared to $3.2 million, or $1.04 per share, for the same prior year period.

Net interest income increased by $231 thousand, or 2.7%, for the three months ended December 31, 2022, compared to the same period last year, with interest income increasing by $1.1 million and interest expense increasing by $912 thousand. The net interest margin was 3.53% for the quarter ended December 31, 2022, 3.48% for the quarter ended September 30, 2022, and 3.77% for the quarter ended December 31, 2021. The yield on average interest-earning assets was 4.03% for the quarter ended December 31, 2022, compared with 3.92% for the same prior year period. Interest income was positively impacted by the $37.4 million, or 4.1%, growth in average interest-earning assets and by the increase in current market interest rates, which more than offset the loss of $1.1 million of interest and fee income that was recognized on the Paycheck Protection Program (PPP) loans during the quarter ended December 31, 2021 since these loans are now fully forgiven. The cost of funds increased to 0.72% for the quarter ended December 31, 2022, from 0.21% for the same prior year period. The cost of funds increased because of higher deposit and borrowing costs as a result of higher market interest rates and an increased competition for deposits.

The provision for loan losses was $225 thousand for the three-month period ended December 31, 2022, compared with $270 thousand for the same period last year. The loan loss provision expense of $225 thousand recorded in the second quarter of fiscal year 2023 was due to the organic growth within the loan portfolio and net charge-offs of $96 thousand that were recorded for the three-month period ended December 31, 2022.

Other income decreased by $66 thousand for the three-month period ended December 31, 2022, compared to the same prior year period primarily due to gains on mortgage banking activity decreasing by $99 thousand, or 57.9%, from the same prior year period. This decline was partially offset by increases in service charges on deposit accounts of $26 thousand, or 7.1%, and debit card interchange income increasing by $12 thousand, or 2.3%.

Other expenses increased by $671 thousand, or 11.9%, for the three-month period ended December 31, 2022, compared to the same prior year period. Increases in salaries, director fees, advertising, and loan related expenses contributed to the increase in other expenses for the three-month period ended December 31, 2022.

Year-to-Date Operating Results Overview

Net income was $5.3 million, or $1.74 per share, for the six months ended December 31, 2022 compared to $5.8 million, or $1.92 per share, for the six months ended December 31, 2021.

Net interest income for the six months ended December 31, 2022 increased by $654 thousand, or 4.0%, compared to the same period last year, with interest income increasing by $1.9 million and interest expense increasing by $1.2 million. The increase in interest income was primarily the result of a $44.7 million, or 4.9%, increase in average interest-earning assets from the 2022 fiscal year.

The net interest margin was 3.51% for the first six months of the 2023 fiscal year and 3.70% for the same period of the 2022 fiscal year. The yield on average interest-earning assets was 3.90% for the first six months of current fiscal year compared with 3.85% for the same period of the prior fiscal year. The cost of funds increased to 0.57% for the first six months of the current fiscal year from 0.22% for the same period of the prior fiscal year. Interest income was positively impacted by a $44.7 million, or 4.9%, growth in average interest-earning assets and by the impact of higher current market rates, which more than offset the loss of the $2.1 million of interest and fee income that was recognized on the PPP loans during the six-month period ended December 31, 2021 since these loans are now fully forgiven.

The provision for loan losses increased to $635 thousand for the six-month period ended December 31, 2022 compared with $460 thousand for the same prior year period. The provision for loan loss expense increased due to the organic growth within the loan portfolio and net charge-offs of $120 thousand that were recorded for the six-month period ended December 31, 2022.

Other income decreased by $208 thousand for the six-month period ended December 31, 2022, compared to the same prior year period primarily due to gains on mortgage banking activity decreasing by $275 thousand, or 64.1%, from the same prior year period. This decline was partially offset by increases in service charges on deposit accounts of $65 thousand, or 9.0%, and debit card interchange income increasing by $44 thousand, or 4.3%.

Other expenses increased by $917 thousand, or 8.0%, for the six-month period ended December 31, 2022 compared to the same prior year period. Salaries and benefits increased by $514 thousand, or 7.9%, for the six-month period ended December 31, 2022 compared to the same prior year period primarily due to merit and cost of living increases, the addition of lending staff, and increases in health care costs.

Balance Sheet and Asset Quality Overview

Assets as of December 31, 2022 totaled $1.0 billion, an increase of $35.8 million, or an annualized 7.3%, from June 30, 2022. From June 30, 2022, total loans increased by $53.1 million, or an annualized 17.4%. Total deposits increased by $19.6 million, or an annualized 4.4% from June 30, 2022.

Total available-for-sale securities decreased by $9.2 million to $287.1 million as of December 31, 2022, from $296.3 million as of June 30, 2022. In addition, total shareholders’ equity declined to $50.4 million as of December 31, 2022 from $54.0 million as of June 30, 2022. The declines in available-for-sale securities and shareholders’ equity were the result of rapidly rising interest rates during 2022 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is temporary and is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities.

Non-performing loans were $47 thousand as of December 31, 2022 and $440 thousand as of June 30, 2022. Non-performing loans declined primarily due to two loans being upgraded and returned to accrual status during fiscal year 2023. The allowance for loan and lease losses (ALLL) as a percent of total loans at December 31, 2022 was 1.15% and net charge-offs of $120 thousand were recorded for the six-month period ended December 31, 2022 compared with an ALLL to loans ratio of 1.17% at June 30, 2022 and net recoveries of $1 thousand for the six-month period ended December 31, 2021.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Periods Ended		Six Month Periods Ended
Consolidated Statements of Income	Dec. 31, 2022	Dec. 31, 2021	Dec. 31, 2022	Dec. 31, 2021
Total interest income	$10,026	$8,883	$19,100	$17,218
Total interest expense	1,250	338	1,928	700
Net interest income	8,776	8,545	17,172	16,518
Provision for loan losses	225	270	635	460
Other income	1,155	1,221	2,286	2,494
Other expenses	6,320	5,649	12,398	11,481
Income before income taxes	3,386	3,847	6,425	7,071
Income tax expense	577	685	1,081	1,244
Net income	$2,809	$3,162	$5,344	$5,827
Basic and diluted earnings per share	$0.91	$1.04	$1.74	$1.92

Consolidated Statements of Financial Condition	December 31, 2022	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$13,302	$20,952	$21,253
Certificates of deposit in other financial institutions	3,264	3,781	4,548
Securities, available-for-sale	287,142	296,347	269,836
Securities, held-to-maturity	7,338	7,874	7,020
Equity securities, at fair value	367	400	432
Federal bank and other restricted stocks, at cost	2,583	2,525	2,472
Loans held for sale	100	1,165	838
Total loans	664,969	611,843	623,007
Less: allowance for loan losses	7,675	7,160	6,932
Net loans	657,294	604,683	616,075
Other assets	41,766	39,586	32,429
Total assets	$1,013,156	$977,313	$954,903
Liabilities and Shareholders’ Equity
Deposits	$906,152	$886,562	$848,220
Other interest-bearing liabilities	49,983	29,551	26,968
Other liabilities	6,624	7,230	6,557
Total liabilities	962,759	923,343	881,745
Shareholders’ equity	50,397	53,970	73,158
Total liabilities and shareholders’ equity	$1,013,156	$977,313	$954,903

	At or For the Six Months Ended
Performance Ratios:	December 31, 2022	December 31, 2021
Return on Average Assets (Annualized)	1.06%	1.23%
Return on Average Equity (Annualized)	21.01	16.03
Average Equity to Average Assets	5.07	7.67
Net Interest Margin (Fully Tax Equivalent)	3.51	3.70

Market Data:
Book Value to Common Share	$16.31	$23.97
Dividends Paid per Common Share (YTD)	$0.34	$0.32
Period End Common Shares	3,089,361	3,051,492

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	—%
Non-performing Assets to Total Assets	—%	0.10
ALLL to Total Loans	1.15	1.11